Exhibit 99.1

news release

QLT Announces Positive Results from Phase 1b Trial of QLT091001 in Subjects With Leber Congenital Amaurosis

Conference call with investigator to be held today at 4:00 p.m. ET, to discuss results

For Immediate Release	May 3, 2011
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”)  announced today positive preliminary results from its Phase 1b proof-of-concept clinical trial of QLT091001 for the treatment of Leber Congenital Amaurosis (LCA), a rare and disabling childhood blindness. Analysis of data from 12 subjects with LCA who were treated with QLT091001 for seven days has been conducted to determine improvements in two distinct measures of visual function: visual acuity and visual fields. The study demonstrated that treatment with QLT091001 resulted in clinically meaningful improvement in either or both visual acuity and visual fields in 8 of the 12 subjects. Statistically significant and clinically meaningful changes in visual fields from baseline values were also noted in a conservative analysis subset of 7 subjects across this heterogeneous low vision population. The results will be presented today at the Association for Research in Vision and Ophthalmology (ARVO) 2011 Annual Meeting in Fort Lauderdale, FL by Dr. Robert Koenekoop, M.D., Ph.D., the principal investigator in the trial.

The Company will host a conference call to present and discuss the results from the cohort of LCA subjects today at 4:00 p.m. ET. During the conference call, Dr. Koenekoop will present the results to date from the Phase 1b study. Professor Alan Bird from Moorfields Eye Hospital in London is scheduled to attend as an expert in the field of retinal disorders, including LCA. The participants from QLT will include Suzanne Cadden, Vice President, Regulatory and Clinical Affairs, and Bob Butchofsky, President and Chief Executive Officer.

Preliminary Results of LCA Subjects
The study, entitled: “An Open-Label, Phase 1b Safety/Proof-of-Concept Study to Evaluate the Effects of Oral QLT091001 in Subjects with Leber Congenital Amaurosis (LCA) or Retinitis Pigmentosa (RP) Due to Inherited Deficiencies of Retinal Pigment Epithelial 65 Protein (RPE65) or Lecithin: Retinol Acyltransferase (LRAT)” is being conducted by Dr. Koenekoop at the Montreal Children’s Hospital at the McGill University Health Centre, Montreal, Canada.

In this open-label, single-center Phase 1b clinical study, 12 LCA subjects with either LRAT (6 subjects) or RPE65 (6 subjects) mutations were administered QLT091001 for seven days with post-treatment follow-up at nine and fourteen days, and thereafter at approximately monthly intervals for as long as visual function or subjective improvements were observed. Ten subjects received a higher dose of 40 mg/m2/day, while 2 subjects received a lower dose of 10 mg/m2/day. Consistent with the Phase 1b goals of this study, the subjects had baseline visual acuities across a broad range of vision criteria from “Near Blindness” to “Near Normal,” including one subject with visual acuity in only the Hand Motion category, and no detectable visual field.

Of the 12 subjects treated in the study, 8 subjects showed clinically meaningful improvements in either or both of two principal and distinct clinical measures of visual function: visual acuity and visual field tests.

Visual Fields Analysis: Of the 12 subjects treated in the study, 11 subjects could be tested for visual field changes (excludes one Hand Motion subject with no visual field to test). After treatment with QLT091001, all of the subjects with abnormal visual fields at baseline showed an improvement in visual fields. A 7 subject subset meeting more rigorous assessor criteria drawn from these 11 subjects showed a statistically significant improvement in visual fields from baseline values to day 14 of follow-up. Improvements in smaller, more difficult (increasingly smaller visual) targets, at the size III4e-IV4e, size II4e and size I4e level, were significant with increases of 32% and 58%, respectively, in this subset. Increases in visual field in this subset were considered highly clinically meaningful (at least 20%), with a range of visual field improvements across one or more targets of 22%-217% improvement from baseline. The data also suggests that treatment effects were stronger for subjects with smaller visual fields at baseline.

Visual Acuity Analysis: Of the 12 subjects treated in the study, 9 subjects (40 mg/m2/day) could be tested for visual acuity improvement (excludes subjects unable to read a vision chart). Of these 9 subjects, 2 subjects showed a sustained improvement after treatment (up to 6 and 14 months, respectively) of 3-6 lines in the visual acuity test, and a third subject showed a 2 line improvement. Another subject who was initially unable to read the testing chart (“Off-chart”) at baseline was able to read “On-chart” of several (1-5) letters after nine days post-treatment. During the fourteen days post-treatment follow-up period, 4 subjects (40 mg/m2/day) showed an upward change in ICD-9-CM vision categories (a visual acuity categorization) from the “Near Blindness” or “Severe Low Vision” categories towards the “Moderate Low Vision” and “Near Normal” vision categories. A number of subjects also reported subjective improvements in activities of daily living, including dark adaptation and the ability to see in low-light environments.

Consistent with the interim results of the first 3 LCA subjects presented in April 2010, the study treatment was well-tolerated, with mild to moderate adverse events observed including transient headache and photophobia, and an increase in triglyceride levels. The ongoing proof-of-concept Phase 1b study continues to enroll additional LCA and RP subjects (up to 14 per cohort, 28 total), and will also include additional test measures of visual function to further characterize the potential effects of QLT091001. Further analyses of additional anatomic (OCT, optical coherence tomography) and retinal sensitivity (ERG, electroretinograms) tests are ongoing to further understand the potential impacts of treatment with QLT091001, and the optimal baseline characteristics of responders for further study purposes.

“I am very encouraged by these results, which suggest that QLT091001 may have the potential to improve the lives of patients suffering from LCA,” said Dr. Koenekoop. “The study results have clinical relevance for these LCA patients, and I look forward to continuing my work with QLT on this compound.”

“Clearly, additional studies are required to fully assess QLT091001 in these patients but we believe that these data are very promising,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “We have obtained important clinical signals in this broad ranging study and plan to work diligently with the regulators towards a more pivotal evaluation of this molecule.”

Conference Call Information
QLT will hold a call to discuss these results today, Tuesday, May 3, 2011 at 4:00 p.m. ET (1:00 p.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 4:00 p.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 8762, followed by the “#” sign.

About Synthetic Retinoid Drugs
Genetic diseases in the eye such as Leber Congenital Amaurosis (LCA) and Retinitis Pigmentosa (RP) arise from gene mutations of enzymes or proteins required in the biochemistry of vision. QLT091001 is a replacement for 11-cis-retinal, which is an essential component of the retinoid-rhodopsin cycle and visual function, and is under investigation for the treatment of LCA and RP. QLT091001 has received orphan drug designations for the treatment of the LRAT and RPE65 genetic mutations in both LCA and RP by the U.S. Food and Drug Administration. QLT091001 has also received positive opinions for orphan drug designations for the treatment of LCA and RP by the European Medicines Agency Committee for Orphan Medicinal Products.

About Leber Congenital Amaurosis (LCA)
LCA is an inherited degenerative retinal disease characterized by abnormalities such as roving eye movements and sensitivity to light, and manifesting in severe vision loss from birth. Eye examinations of infants with LCA reveal normal appearing retinas. However, a low level of retinal activity, measured by electroretinography, indicates very little visual function. Approximately 1 child out of every 81,000 births will inherit the disease. Mutations in the genes for retinal pigment epithelium protein 65 (RPE65) and lecithin:retinol acyltransferase (LRAT) result in an inadequate production of 11-cis-retinal and occur in approximately 10% of patients with LCA and to a lesser extent in Retinitis Pigmentosa (RP), another inherited retinal dystrophy.

About Retinitis Pigmentosa (RP)
RP is a set of hereditary retinal diseases demonstrating clinical features similar to LCA and characterized by degeneration of rod and cone photoreceptors. By current epidemiological estimates, there are at least 300,000 patients with RP worldwide, of which less than 5% carry the inherited deficiencies of either RPE65 or LRAT.

About QLT
QLT Inc. is a biotechnology company dedicated to the development and commercialization of innovative therapies for the eye. We are focused on our commercial product Visudyne® for the treatment of wet-AMD, developing drugs to be delivered in our proprietary punctal plug delivery system, as well as developing our synthetic retinoid program for the treatment of certain inherited retinal diseases. For more information, visit our website at www.qltinc.com.

QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
kpeterson@qltinc.com

The Trout Group Investor Relations Contact:
Boston, Massachusetts, USA
Tricia Swanson
Telephone: 646-378-2953
tswanson@troutgroup.com
or
New York, USA
Christine Yang
Telephone: 646-378-2929
cyang@troutgroup.com

Visudyne® is a registered trademark of Novartis AG.

QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: statements concerning our clinical development programs and future plans and presentations, including our QLT091001 Phase 1b trial; expected progression of clinical development of QLT091001, including enrolment progress and success, and timing to receive and release patient data; statements concerning the potential benefits of treatment with QLT091001 and any future development plans for treatment of LCA, RP or other indications; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including, but not limited to, Visudyne, our punctal plug technology and synthetic retinoid program) and the associated costs of these programs; outcomes for our clinical trials (including our punctal plug technology and our synthetic retinoid program) may not be favorable or may be less favorable than interim results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; the timing, expense and uncertainty associated with the regulatory approval process for products; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.